Exhibit 99.3

News Release
FOR IMMEDIATE RELEASE
MARCH 18, 2013

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING
OF $2.3 BILLION SENIOR NOTES OFFERING

OKLAHOMA CITY, OKLAHOMA, MARCH 18, 2013 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced its previously announced public offering of $2.3 billion in aggregate principal amount of its senior notes at par.  As previously announced, the offering will include three series of notes: $500 million in 3.25% Senior Notes due 2016; $700 million in 5.375% Senior Notes due 2021; and $1.1 billion in 5.75% Senior Notes due 2023.  Chesapeake expects the issuance and delivery of all three series of senior notes to occur on April 1, 2013, subject to customary closing conditions.

Chesapeake intends to use a portion of the net proceeds from the offering to purchase the portion of its 7.625% Senior Notes due 2013 and 6.875% Senior Notes due 2018 that are tendered in its concurrent tender offers for such notes.  Chesapeake plans to use a substantial portion of the remaining net proceeds to redeem its 6.775% Senior Notes due 2019 at par value (subject to receipt of a favorable ruling in a declaratory judgment action currently pending with respect to Chesapeake’s ability to redeem such notes at par value).  To the extent that any portion of the net proceeds of the offering is not used as described above, Chesapeake plans to use such net proceeds to purchase, repay and/or redeem any of its 7.625% Senior Notes due 2013 not tendered in the concurrent tender offer and to purchase, repay and/or redeem over time other outstanding indebtedness, including indebtedness outstanding under its corporate revolving bank credit facility.

The senior notes were offered pursuant to an effective shelf registration statement filed August 3, 2010 with the U.S. Securities and Exchange Commission. Chesapeake intends to list the notes on the New York Stock Exchange after issuance.  Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. and Wells Fargo Securities, LLC acted as joint book-running managers for the offering.  Copies of the prospectus relating to the offering may be obtained from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor New York, NY 10014, by telephone at (866) 718-1649 or by email at prospectus@morganstanley.com or Credit Suisse at Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, by telephone at (800) 221-1037 or by email at newyork.prospectus@credit-suisse.com. An electronic copy of the preliminary prospectus supplement is available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This press release shall not constitute an offer to purchase or a solicitation of an offer to sell Chesapeake’s 7.625% Senior Notes due 2013 or 6.875% Senior Notes due 2018 in the concurrent tender offers. The concurrent tender offers are being made only by and pursuant to, and on the terms and subject to the conditions set forth in, the Offer to Purchase dated March 18, 2013 and the related Letter of Transmittal.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a top 11 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events, including the expected consummation of the offering described and the use of proceeds.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties (including those stated in Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2012), and actual results may differ from the expectation expressed.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	Gary T. Clark, CFA	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-6741	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	gary.clark@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154